Exhibit 99.1


             ROYAL PRECISION AND ROYAL ASSOCIATES JOINTLY ANNOUNCE
    RECEIPT OF FAIRNESS OPINION REGARDING PROPOSAL FOR MANAGEMENT-LED BUY-OUT

                             FOR IMMEDIATE RELEASE

Contact for Royal Precision, Inc.:  John C. Lauchnor, President and Chief
                                    Operating Officer
                                    Frank W. Mertes, Vice President - Finance and Chief Financial Officer
                                    Royal Precision, Inc. (860) 489-9254
                                    Internet: www.royalprecision.com

                                    RCG Capital Markets Group, Inc.
                                    (480) 675-0400
                                    Retail: Joe Dorame
                                    Analysts/Institutional: Joe Diaz
                                    Media: Jeff Stanlis
                                    Internet: www.rcgonline.com

Contact for Royal Associates, Inc.: Christopher Johnston, President
                                    Kenneth J. Warren, Secretary
                                    Royal Associates, Inc. (614) 766-1960

(June 12, 2002) - Torrington, CT and Dublin, OH - Royal Precision, Inc.
(OTC BB: RIFL), the manufacturer of Precision and Rifle branded steel and graphite shafts, several of the most widely-used golf club shafts on the professional golf tours, and distributor of Royal Grip(R) golf club grips, and Royal Associates, Inc. ("RA"), a privately-held holding company, jointly announced today that the Board of Directors of Royal Precision received a revised offer from RA for the acquisition of Royal Precision pursuant to which Royal Precision would be merged with RA, or a wholly-owned subsidiary of RA, in a cash-out merger in which public stockholders of Royal Precision would receive a price of $0.37 per share in cash (increased from RA's initial offer of $0.30 per share).

Royal Precision also announced that its Board of Directors has received the oral opinion of The Harman Group Corporate Finance, Inc., that, subject to certain customary qualifications to be described in their report, the consideration of $0.37 offered by RA pursuant to the proposed cash-out merger of the public stockholders is fair to Royal Precision and the stockholders of Royal Precision from a financial point of view. The Board of Directors of Royal Precision has authorized a special independent committee to negotiate the terms and conditions of the proposed transaction. The transaction remains subject to the negotiation and execution of a definitive merger agreement, approval of Royal Precision's stockholders and certain other conditions. There can be no assurance that the negotiations will lead to a definitive agreement or that the transaction will be successfully completed.

If a definitive agreement is entered into, and its conditions satisfied, the merger would be consummated in late 2002 and Royal Precision would emerge as a wholly-owned subsidiary of RA. Thereafter, Royal Precision would no longer have publicly traded securities outstanding and would terminate its registration as a reporting company under the Securities Exchange Act of 1934, as amended. The business of Royal Precision would be continued thereafter by the surviving corporation as now being conducted. Following the merger, Christopher Johnston will assume the position of Chairman of the Board of Royal Precision and John C. Lauchnor will serve as Chief Executive Officer of Royal Precision.

ABOUT ROYAL ASSOCIATES, INC.:

RA is a closely held holding company formed by Richard P. Johnston, Chairman of the Board of Royal Precision, John C. Lauchnor, President of Royal Precision, and Kenneth J. Warren, Christopher A. Johnston, David E. Johnston and Charles S. Mechem, all of whom serve as directors of Royal Precision, and Robert Jaycox. Stockholders of RA and entities affiliated with such stockholders currently own approximately 77% of the issued and outstanding shares of Royal Precision and, assuming exercise of all outstanding options, warrants and conversion rights held by them, may be deemed to own approximately 90.1% of the outstanding shares of Royal Precision.

The capital of RA, combined with that to be contributed to RA by its owners, will approximate $5 million. Following its acquisition of Royal Precision, RA intends to pursue acquisitions, both within and outside of the golf industry. "We are delighted to have received a positive response to our going-private proposal and to be preparing for the completion of our acquisition of Royal Precision. We are continuing our progress to accomplish a turn-around of Royal Precision during this challenging golf environment," said Richard Johnston, Chairman of the Board of Royal Precision and of RA. "Royal Associates views this as an excellent time in which to acquire companies as vehicles through which to create long-term value as we emerge from the U.S. economic downturn. We are excited about the prospects for Royal Precision and look forward to serving and creating value for its customers."

Also following the merger, Richard P. Johnston will step down as Chairman of the Board/CEO of Royal Precision and continue as Chairman of the Board/CEO of RA. Christopher Johnston serves as President of RA and David E. Johnston serves as Senior Vice President and Treasurer of RA. The three Messrs. Johnston and Kenneth J. Warren will serve on the Executive Committee of RA.

ABOUT ROYAL PRECISION, INC.:

Royal Precision, Inc. is a leading designer, manufacturer and distributor of high-quality, innovative golf club shafts, including the Rifle shaft featuring Royal Precision's "Frequency Coefficient Matching" technology, or "FCM," designed to provide consistent flex characteristics to all the clubs in a golfer's bag. Royal Precision, Inc. is also a designer and distributor of Royal Grip(R) golf club grips offering a wide variety of standard and custom models, all of which feature durability and a distinctive feel and appearance.

This press release includes statements which may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements, which usually contain the words "believe", "expect", "anticipate", or "will", are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Factors that would cause actual results to differ materially from the forward looking statements include, but are not limited to, risks related to the Company's dependence on discretionary consumer spending and demand from original equipment manufacturers, the Company's limited operating history, the timeliness and market acceptance of new product introductions, competition, seasonality of sales, fluctuations in operating results, protection of intellectual property rights, supply delays, use of third party suppliers, customer concentration and other factors detailed in Exhibit 99.1 to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2001 filed with the Securities and Exchange Commission.